Exhibit 99.2

Autobytel Inc.

Moderator:   Jeffrey Coats
May 2, 2013
5:00 p.m. ET

Operator:	Good day, ladies and gentlemen, and welcome to The Autobytel announces 2013 First Quarter Financial Results conference call.

At this time, all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session, and instructions will be given at that time.  If anyone should require operator assistance just press star, then zero on your touchtone telephone.

I would now introduce your host for today's conference, Mr. Roger Pondel, Investor Relations of Autobytel. You may begin.

Roger Pondel:	Thanks, Operator. And hello, everyone. Welcome to Autobytel's 2013 first quarter conference call. Presenting today are Jeffrey Coats, President and Chief Executive Officer, and Curt DeWalt, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind you that during today's call, including the question-and-answer session, any projections and forward-looking statements made regarding future events or Autobytel's future financial performance are covered by the Safe Harbor statements contained in today's press release, the slides accompanying this presentation and the Company's public filings with the SEC.

Actual events may differ materially from those forward-looking statements.  Specifically, please refer to the Company's Form K for the year ended December 31, 2012 and Form 10-Q for the quarter ended March 31, 2013, which was filed earlier today, as well as other filings made by Autobytel with the SEC. These filings identify factors that could cause results to differ materially from those forward-looking statements.

Autobytel Inc.
Moderator:  Jeffrey Coats
05-02-2013 5:00 p.m. (ET)
Confirmation # 36684188

We have included slides with today's presentation to help illustrate some of the points being made and discussed during the call.  These slides may be accessed by clicking on the link in today's press release or by visiting Autobytel's website which is www.autobytel.com.  And when you're there, go to "Investor Relations" and then click on "Events &Presentations."

Also, please note that during this call we will be discussing EBIDTA, cash net income and cash net income per diluted share, which are non-GAAP financial measures as defined by SEC Regulation G. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in the slides being used on this call and are posted on the Company's website.

With that, I will turn the call over to Jeff Coats.  Jeff?

Jeffrey Coats:	Thank you, Roger. Good afternoon, everyone.

We've begun 2013 on a high note, generating our highest quarterly revenue in five years.  We also produced year-over-year double digit increases in auto lead volume, generated 15% growth in retail auto lead revenue, and produced 11% growth in wholesale lead revenue, a Company record.  Our ability to deliver consistently high sales conversion rates, as well as meaningful consumer experience at Autobytel.com, positions us for continued growth in 2013 and beyond.

The success we realized in the first quarter, and anticipate going forward, is directly tied to the strategic investments we are continuing to make.  These investments, which include enhanced customer acquisition and high quality lead generation activities, are paying dividends in the form of greater market recognition, a growing customer base and increased revenue.

I'll turn the call over to Curt now for the financial review, and then return to speak more about our operational progress and strategy.  Curt?

Autobytel Inc.
Moderator:  Jeffrey Coats
05-02-2013 5:00 p.m. (ET)
Confirmation # 36684188

Curtis DeWalt:	Thank you, Jeff.

For the first quarter, as you can see on Slide 4, revenue grew more than 9% to $18.3 million, from $16.7 million last year.  This represented our ninth consecutive quarter of year-over-year revenue increases, and, as Jeff mentioned, our highest quarterly revenue in five years.

Total automotive lead revenue increased approximately 13% from last year's first quarter, with the retail channel growing approximately 15%, and the wholesale channel growing more than 11%.  In fact, we achieved record wholesale revenue this quarter.

As shown on Slide 5, during the 2013 first quarter we delivered approximately 1.2 million automotive leads, which is up 13% over last year's first quarter and 12% sequentially.  71% of these leads were delivered in to the wholesale channel, with the remaining 29% delivered in to the retail channel.  Additionally, we delivered approximately 86,000 specialty finance leads during the first quarter of 2013, versus approximately 100,000 last year.

Specialty finance lead revenue declined approximately 8% year-over-year for the 2013 first quarter, attributable to ongoing lead supply softness.  However, revenue from this business grew approximately 12% sequentially.  While the finance lead market has stabilized somewhat – albeit with continued tight supply – we believe our efforts to generate more of these leads internally present a solid upside opportunity for the Company.

Advertising revenue was $715,000 for the 2013 first quarter versus $859,000 last year.  One OEM, as a result of changing ad agencies, did not include Autobytel in its 2013 upfront advertising buy, but, we have had spot buys by more OEMs already this year, and believe there will be others before the year is up.  As a result, we believe the advertising revenue will grow in single digits for 2013.  With our consumer-facing website performance continuing to improve, mobile site page views increasing, we believe that advertising remains a long-term profit enhancing opportunity for us.

Autobytel Inc.
Moderator:  Jeffrey Coats
05-02-2013 5:00 p.m. (ET)
Confirmation # 36684188

On Slide 6, you can see the gross profit totaled $6.6 million, or 36.1% of total revenue, for the first quarter of 2013, compared with $6.8 million, or 40.9% of total revenue, last year.  As discussed last quarter, we've been investing strategically in growing the top line through further enhancing our high quality lead volume and consumer experience at Autobytel.com, all helping expand our internal lead generation efforts.  Our long-term gross profit target remains above 40%, and we believe the second quarter gross margin will increase from first quarter levels.

Total operating expenses were $6.6 million for the first quarter of 2013, slightly higher than the $6.5 million last year.  The increase in operating expenses primarily related to the increased investment in both consumer and dealer-facing advertising and marketing.  As a percentage of revenue, total operating expenses declined to 36.1% from 39.0% last year.

As you'll see on Slide 7, non-cash stock-based compensation was $186,000, compared with $281,000 for the 2012 first quarter.  Depreciation and amortization totaled $538,000 for the most recent first quarter, versus $508,000 one year ago.

For the 2013 first quarter, net income grew to $334,000, or $0.04 per diluted share.  Net income for the first quarter included $500,000 in income related to an early termination of a licensing agreement.  Net income was $253,000, or $0.03 per diluted share, for last year's first quarter.

EBIDTA grew 13% for the first quarter of 2013, to $1.0 million, from $898,000 last year.  Cash net income totaled $1.1 million, or $0.12 per diluted share, for the most recent quarter, compared with $1.0 million, or $0.11 per diluted share, for last year's first quarter.

At March 31, 2013, our cash and cash equivalents balance totaled $14.7 million, compared with $15.3 million at the end of 2012.  Cash used in operations for the 2013 first quarter was $372,000, versus cash provided by operations of $894,000 in the first quarter of 2012.  The decrease in cash related to an increase in working capital resulting from the significant increase in revenue for the first quarter of 2013 compared with the prior period.

Now I'll turn the call back to Jeff.

Autobytel Inc.
Moderator:  Jeffrey Coats
05-02-2013 5:00 p.m. (ET)
Confirmation # 36684188

Jeffrey Coats:	Thanks, Curt.

I'll start my review today with a discussion of lead quality and sales conversion rates – elements that are providing Autobytel with a distinctive competitive advantage.  Our commitment to these key metrics is perhaps the most important reason that lead volumes are growing in the double digits, and new dealers are being added to our customer count.

As Curt mentioned, we delivered approximately 1.2 million automotive leads for the first quarter of 2013, reaching the highest lead volume in our history.  This record volume was a result of the increased number of dealerships purchasing leads from us, increased dealer and OEM demand, strong investment in lead acquisition and an improving automotive economy.

It bears repeating, as you can see on Slide 8, that the leads we generate from Autobytel.com convert to sales, on average, at a rate of approximately 24%, as validated by R.L. Polk.  This number represents a rolling three month average and naturally fluctuates from month to month.  Our current sales conversion rate is three times the rate of the estimated industry average of approximately 6% to 8%, and the market is taking notice.

We are continuing to leverage the data we receive from Polk to provide industry insights into consumer auto purchasing behavior.  As testament to the value we are providing dealerships, Autobytel was recently named as a finalist by the Driving Sales President's Club for the group's "Most Valuable Insight Award" where we presented examples of how our data is being used to help improve customer treatment.

Dealerships can now quantify the high degree to which consumers cross-shop between brands and between new and used cars, and then utilize this data to better shape their consumer interactions.

Autobytel Inc.
Moderator:  Jeffrey Coats
05-02-2013 5:00 p.m. (ET)
Confirmation # 36684188

The data we are gathering is also useful in influencing the experience and tools that are offered on Autobytel.com.  As a result, we have already made enhancements such as allowing consumers to compare new and used vehicles side-by-side and offering a combined new and used research path.

Moving forward, we will look for every opportunity to use the data to help better serve our consumers and arm our dealer and OEM partners with the intelligence that they need to make better business decisions.

As you know, one of the keys to delivering high quality leads to our customers is being able to generate those leads from our own websites.  Our efforts to transform Autobytel.com into the preferred destination for car buyers and owners are aimed at helping assist consumers throughout the entire buying cycle.  As part of this process, we will continue to increase the volume of high quality consumer interactions that we provide for our dealer partners.

At Autobytel, our goal is to bring consumers and dealers together to facilitate the automotive purchase process.  In order to emphasize this collaborative approach, we will continue to produce dealer-focused content at Autobytel.com.  Beginning last month, we started featuring an "Autobytel Dealer of the Month," designed to highlight dealers that excel in customer treatment and service.

The recent changes that we have made to the site, and ongoing enhancements we continue to make, are definitely resulting in positive website trends.

The many enhancements we've made to Autobytel.com are resulting in progress toward increasing page views and page views-per-visit from our website.  We believe these metrics should continue to grow over time as we further enhance the usability and functionality of the site.

As you can see on Slide 9, our YouTube channel is going strong as a fantastic source of customer engagement.  With almost 16 million views and growing, and populated with more than 530 unique videos, we are reaching an increasing number of consumers and bringing them to Autobytel.com.

Autobytel Inc.
Moderator:  Jeffrey Coats
05-02-2013 5:00 p.m. (ET)
Confirmation # 36684188

With our site attracting positive attention, we have begun preparing for radio spot buys in certain markets, aimed at attracting consumers who are in market to purchase cars.  The first of these ads, which will focus on the consumer experience at Autobytel.com, and the benefits consumers will attain by visiting our site, is scheduled to launch during the second quarter of this year.

During the year, we will also focus on continuing to grow our retail network of auto dealerships to give us a larger base among which to sell our high quality leads.  As we discussed during last quarter's call, we are continuing to expand our retail sales force and arming them with verified data about our high sales conversion rates.  As a result, we grew our retail dealership network by 8% year-over-year in the first quarter to more than 3,500.  While we believe we now have the nation's largest distribution network through the combination of our retail and wholesale relationships, we also think there is significant room to further grow our direct retail presence amongst the country's dealerships.

The improving automotive market, which is outlined on Slide 10, and the significant progress we've made in enhancing lead quality and the consumer experience at Autobytel.com, set us up for a great 2013.

More immediate, for the second quarter, we're expecting revenue in the range of $17.0 million to $18.0 million, which will represent solid growth from last year's second quarter.  We believe that second quarter gross margin will improve on a sequential basis and will return to the 40% range during the second half of this year.  We also expect continued profitability for the second quarter.

In addition to the business objectives outlined on Slide 11, our primary financial goal remains to accelerate growth while continuing to improve profitability.

Operator, we're now ready to take questions.

Autobytel Inc.
Moderator:  Jeffrey Coats
05-02-2013 5:00 p.m. (ET)
Confirmation # 36684188

Operator:	Thank you. Ladies and gentlemen, if you have a question at this time please hit star and then one on your touchtone telephone. If your question has been answered, or you wish to remove yourself from the queue, please hit the pound key. One moment while we hold for questions.

Again, ladies and gentlemen, to ask a question please hit star and then one.  We have a question from Kyle Krueger from Apollo Capital.  Your line is open.

Kyle Krueger:	Yes, Jeff, could you discuss the investments that you're making in the form of gross margin and what those entail and how they are going to grow the business on a going forward basis? And is that sustainable?

Jeffrey Coats:	Kyle, it's a combination of enhancing our lead generation activities with our SEM team as well as additional video and written content for our website as we continue to expand the reach of the website in order to generate additional consumer leads and page views for our advertising business as a result.

That's really it in a nutshell.  It's working very well for us so far, and we're focused on maintaining our high quality.  I mean our close rates are three times the industry average.  We know from conversations with many of our wholesale customers that we're the largest supplier to their programs and that the quality of our leads is at the top end of all leads they buy from anybody.

So all of the investments that we've been making are definitely yielding fruit already.  Having said that, we'll continue to do some investment throughout the course of this year, but as we have noted we do expect our gross margin to move back up to 40% again during the course of this year.  And we would expect it to stay in that area as we move forward.

Kyle Krueger:	OK. Are you getting premium? Your leads are much better than the average leads generated out there. Is that translating into premium pricing for you at this point?

Autobytel Inc.
Moderator:  Jeffrey Coats
05-02-2013 5:00 p.m. (ET)
Confirmation # 36684188

Jeffrey Coats:	We are seeing the ability to increase our prices both at retail and wholesale. It's not an across-the-board where we can just announce a price increase. It really has to be done on a customer-by-customer relationship basis. But we are writing new business at stronger prices, and we are receiving, through negotiations with customers, increased pricing in other programs as well.

Kyle Krueger:	Any thoughts on return to capital to shareholders – either a dividend program or share repurchases? Where are you with respect to that issue?

Jeffrey Coats:	We do have a $2 million share buyback approval in place. We have not purchased any shares under that during the last quarter. You know, I think we have, we believe there are opportunities for us to employ the capital that we have. Certainly, it is a decision for the Board to make, and it's a decision that's reviewed on a regular basis with the Board.

Kyle Krueger:	Meaning you plan to spend the $15 million?

Jeffrey Coats:	Well, I didn't say I planned to spend the $15 million, but I do think there are investment opportunities for us to accelerate our growth and reinforce what we're doing, which would be for the benefit of everybody at the end of the day.

Kyle Krueger:	Uh-huh, OK. Thank you.

Operator:	Thank you. Again, ladies and gentlemen, to ask a question, please hit star and then one. I'm not showing any further questions in the queue. I'd like to turn the call back over to Jeff Coats for any further remarks.

Autobytel Inc.
Moderator:  Jeffrey Coats
05-02-2013 5:00 p.m. (ET)
Confirmation # 36684188

Jeffrey Coats:	OK. Thanks everybody for joining us today. As you can see we're very excited about the progress we continue to make and remain upbeat about 2013 and beyond. We look forward to reporting additional progress to you as the year unfolds. Thank you.

Operator:	Ladies and gentlemen, thank you for participating in today's conference. This concludes today's program. You may all disconnect. Everyone have a great day.

END

 Q1 2013 Results  May 2, 2013

 The statements made in the accompanying conference call or contained in this presentation that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements, including, but not limited to, comments that the company's ability to deliver consistently high sales conversion rates for our dealer and manufacturer customers, as well as a meaningful consumer experience at Autobytel.com, positions us for continued revenue growth in 2013 and beyond, especially with the automotive market continuing its positive trajectory; regarding Autobytel's belief that the company's efforts to generate more automotive finance leads internally present a solid upside opportunity for the company; regarding Autobytel's belief that advertising revenue will grow in the single digits in 2013; that the company's long-term gross margin target remains above 40%, and regarding the company's belief that second quarter gross margin will increase from first quarter levels and that gross margin will return to the 40% range during the second half of 2013; the company's expectation of continued profitability for the 2013 second quarter; regarding Autobytel's belief that page views and page views per visit should continue to grow over time, as the company further enhances the usability and functionality of the company's flagship website, www.autobytel.com; regarding the company's belief that it will be able to grow advertising revenue in 2013, likely in the single digits; regarding Autobytel's belief that with the company's flagship website's performance continuing to improve and mobile site page views increasing, advertising remains a longer-term, profit-enhancing opportunity for the company; and that the company expects second quarter 2013 revenue to be in the range of $17 to $18 million, which would represent solid growth from the 2012 second quarter, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2012, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of Autobytel and the market price of the company's stock. This presentation includes non-GAAP financial measures as defined by SEC Regulation G. Autobytel's definitions of the non-GAAP financial measures used in this presentation and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures can be found on Slide 7 of this presentation. Autobytel's management believes that these non-GAAP financial measures provide an additional way of viewing aspects of the company's operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the company's business and results of operations. These non-GAAP financial measures should not be relied upon to the exclusion of, and should be reviewed in connection with, the company's GAAP financial measures.  Copyright (c) 2013 Autobytel Inc.  *  Safe Harbor Statement and Non-GAAP Disclosures

 Overview  Copyright (c) 2013 Autobytel Inc.  *  Q1 Total Automotive Lead Revenue up 13% Year over Year  Q1 retail auto lead revenue up 15% Y-O-Y on dealer demand and strong lead deliveryOEM / Wholesale revenue up 11% Y-O-Y on lead volumeQ1 revenues advance to highest level in five years on highest lead volume in company history First quarter EBITDA increased 13% over the prior yearQ1 investment in COR showing positive initial results for Q2 and beyond

 Revenue Results  Copyright (c) 2013 Autobytel Inc.  *  Q1 automotive retail dealer revenue increased 15% year over year and 7% sequentially, as dealers and investment in lead acquisition increasedOEM / Wholesale revenue up 11% year over year to $9.1M, the highest quarter in company historyFinance lead revenue down 8% from 2012, but up 12% sequentially with continuing varying supply  Above financials are impacted by rounding to the nearest $0.1M

 Lead Volume  Copyright (c) 2013 Autobytel Inc.  *  Aggressive investment in lead acquisition accelerated automotive lead volume growth, resulting in a 13% increase over the prior year and a 12% increase over the prior quarterRetail automotive lead volume led with 18% growth over 2012 and 8% growth sequentially  Above volumes are impacted by rounding to the nearest 0.1M

 Financial Overview  1 EBITDA is equal to Net Income before Interest, Taxes, and Depreciation and Amortization; See slide 7 for reconciliation2 Cash Flow is equal to EBITDA plus Non-Cash Stock Compensation; See slide 7 for reconciliation3 Cash Net Income is equal to Net Income plus Non-Cash Stock Compensation plus Depreciation and Amortization; See slide 7 for reconciliation4 On July 11, 2012 the Company implemented a 1-for-5 reverse split of its common stock. Closing Stock Price, EPS Diluted and Cash Net Income EPS for prior periods have been adjusted accordingly5 Cash Net Income Per Diluted Share is Cash Net Income divided by weighted average diluted shares outstanding. See slide 7 for reconciliation Above financials are impacted by rounding to the nearest $0.1M  Copyright (c) 2013 Autobytel Inc.  *

 EBITDA, Cash Flow and Cash Net Income  1 EBITDA is equal to Net Income before Interest, Taxes, and Depreciation and Amortization2 Cash Flow is equal to EBITDA plus Non-Cash Stock Compensation 3 Cash Net Income is equal to Net Income plus Non-Cash Stock Compensation plus Depreciation and Amortization 4 Cash Net Income Per Diluted Share is Cash Net Income divided by weighted average diluted shares outstanding. On July 11, 2012, the Company implemented a 1-for-5 reverse stock split of its common stock. Cash Net Income Per Diluted Share for prior periods has been adjusted accordingly Above financials are impacted by rounding to the nearest $0.1M  Copyright (c) 2013 Autobytel Inc.  *

 Close Rate Detail  Copyright (c) 2013 Autobytel Inc.  *  Autobytel Internally Generated Leads Close at 3x Estimated Industry Average  Internally generated Autobytel leads close significantly higher than other 3rd Party leads purchased by Autobytel60-70% of total Autobytel lead volume is internally generated"All ABTL Internally Generated" includes leads from Autobytel.com as well as leads generated from SEM campaigns and our other sites"Other 3rd Party Purchased" includes all 3rd party leads purchased by Autobytel  Close rates are calculated using a 3 month rolling average of 90 day close rates

Autobytel YouTube Channel



Autobytel YouTube Cumulative Video Views
Cumulative Video Views
16M
14M
12M
10M
8M
6M
4M
2M
0M
15.6M
Dec-11
Jan-12
Feb-12
Mar-12
Apr-12
May-12
Jun-12
Jul-12
Aug-12
Sep-12
Oct-12
Nov-12
Dec-12
Jan-13
Feb-13
Mar-13
Apr-13

- Autobytel crossed the 15 million videos viewed mark in April 2013
- Currently the Autobytel YouTube channel boasts 539 proprietary videos, over 19,500 subscribers, and over 15.6M video views
- YouTube content provides consumers with rich information and a robust branded experience linking back to the Autobytel.com website

Autobytel YouTube Channel Provides Unique Branding

9
Copyright (c) 2013 Autobytel Inc.

autobytel
Your Lifetime Automotive Advisor

 J.D. Power Retail Auto Sales Forecast  Copyright (c) 2013 Autobytel Inc.  *  In April, US Light Vehicle Retail SAAR is projected to come in around 12.1, maintaining even levels for the past three months; J.D. Power 2013 Retail US Light Vehicle Sales Forecast remains at 12.5MHistorical data has shown correlation between US Light Vehicle Retail Sales and Autobytel lead volume  US Light Vehicle Retail Sales History and Forecast (in Millions)  Auto Industry Trends Providing Tailwinds for Autobytel

Well Poised for 2013 and Beyond

- Enhancing lead generation team to drive growth
- Expanding retail sales team to capture additional market opportunities
- Continuing investment in original written and video content on autobytel.com and brand advertising to increase organic traffic
- Ongoing lead quality enhancements driving revenue growth and market share
- Operating leverage allowing for additional brand marketing
- Intensifying new product development cycle

On Track to Deliver Accelerated Top Line Growth for 2013

11
Copyright (c) 2013 Autobytel Inc.
autobytel
Your Lifetime Automotive Advisor